As filed with the Securities and Exchange Commission on August 30, 1996
                                                  Registration No. 333-_________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              ____________________

                                    Form S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                              ___________________

                      SOUTHERN PACIFIC FUNDING CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

California                                      6199                         33-0636924
(State of Other Jurisdiction of      (Primary Standard Industrial      (I.R.S. Employer
Incorporation or Organization)       Classification Code Number)    Identification No.)

                       One Centerpointe Drive, Suite 500
                           Lake Oswego, Oregon 97035
                    (Address of Principal Executive Offices)

                    1995 SENIOR MANAGEMENT STOCK OPTION PLAN
                            (Full Title of the Plan)

                                Robert W. Howard
                                   President
                      Southern Pacific Funding Corporation
                       One Centerpointe Drive, Suite 500
                           Lake Oswego, Oregon 97035
                                 (503) 684-4700
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

                                   Copies to:
                            Thomas J. Poletti, Esq.
                             Susan B. Kalman, Esq.
                          Freshman, Marantz, Orlanski,
                                 Cooper & Klein
                        9100 Wilshire Boulevard, 8-East
                                 (310) 273-1870
                            Telecopy: (310) 274-8357

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

                        CALCULATION OF REGISTRATION FEE

======================================================================================================
                                                             Proposed       Proposed
                                                             Maximum         Maximum
                                                             Offering       Aggregate      Amount of
                                           Amount to be     Price per       Offering      Registration
 Title of Securities to be Registered       Registered       Share(1)       Price(1)          Fee
- ------------------------------------------------------------------------------------------------------
Common Stock, no par value                647,400 shares      $10.50      $6,797,700         $2,344.03
- ------------------------------------------------------------------------------------------------------
Common Stock, no par value                647,400 shares      $10.50      $6,797,700         $2,344.03
- ------------------------------------------------------------------------------------------------------
Common Stock, no par value                                                                   $4,688.06
======================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(h)(1).

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing information specified in this Part I are being separately provided to the Registrant's employees, officers, directors and consultants as specified by Rule 428(b)(1).

                                   PROSPECTUS

                                1,294,800 SHARES
                      SOUTHERN PACIFIC FUNDING CORPORATION
                                  COMMON STOCK

                               REOFFER PROSPECTUS

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus relates to up to 1,294,800 shares of Common Stock of Southern Pacific Funding Corporation (the "Company"), subject to purchase by certain affiliates of the Company (the "Option Holders") pursuant to the exercise of Senior Management Stock Options granted to such persons under the Company's 1995 Senior Management Stock Option Plan and the Senior Management Stock Option Agreements (the "Stock Options"). Pursuant to their present terms, the Stock Options held by the option holders vest at the rate of 20% per annum on the anniversary date of the grant of such stock options. The first vesting is the earlier of (i) November 1, 1996; or (ii) the death or disability of the Option Holder; or (iii) the dissolution or complete liquidation of the Company; or (iv) the occurrence of a "Change in Control" of the Company meaning the occurrence of any of the following events (each a "Change in Control Event"):
(A) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (other than the Company; any trustee or other fiduciary holding securities under an employee benefit plan of the Company; or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or any securities acquired directly from the Company or its affiliates) representing 30% or more of the combined voting power of the Company's then outstanding securities; or (B) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or (C) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets. The Company will not receive any proceeds from the sale of the shares of Common Stock underlying the Stock Options by the Option Holders.

        SEE "RISK FACTORS" FOR DISCUSSION OF CERTAIN FACTORS THAT SHOULD
                 BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE
                          COMMON STOCK OFFERED HEREBY.
               __________________________________________________

THE AMOUNT OF SECURITIES WHICH MAY BE OFFERED OR RESOLD BY MEANS OF THIS PROSPECTUS BY EACH PERSON AND ANY OTHER PERSON WITH WHOM HE OR SHE IS ACTING IN CONCERT FOR THE PURPOSE OF SELLING THE COMPANY'S SECURITIES MAY NOT EXCEED, DURING ANY THREE MONTH PERIOD THE VOLUME LIMITATIONS SPECIFIED IN RULE 144(e) PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, UNTIL SUCH TIME, IF ANY, AS THE COMPANY BECOMES ELIGIBLE TO REGISTER ITS SECURITIES ON FORM S-3.

                The date of this Prospectus is August 30, 1996.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington D.C., a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the Commission.

     The Company is subject to the information requirements of the Exchange
Act, and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facil ities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington , D.C. 20549; Everett McKinley Dirksen Building, 219 S. Dearborn Street, Chicago, Illinois 60604; and Federal Building, 26 Federal Plaza, New York, New York 10278. Copies of such material can be obtained from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates.

     The Company's Common Stock is listed on the New York Stock Exchange. The Company's reports, proxy and information statements prepared pursuant to Section 14(a) and 14(c) of the Exchange Act and other information concerning the Company can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company hereby undertakes to provide to each person to whom this Prospectus is delivered, without charge, upon written or oral request of such person, a copy of any or all documents that have been incorporated by reference in this Prospectus. Such documents may be obtained by contacting Gary A. Palmer, Executive Vice President, Chief Financial Officer and Secretary, Southern Pacific Funding Corporation, One Centerpointe Drive, Suite 500, Lake Oswego, Oregon 97035, telephone number (503) 684-4700.

                               PROSPECTUS SUMMARY

     This Prospectus covers the resale of up to 1,294,800 shares of the Company's Common Stock by certain Option Holders who may purchase such Common Stock upon exercise of Stock Options as more fully described in the Option Plan. Pursuant to their present terms, the Stock Options held by the Option Holders vest at the rate of 20% per annum on the anniversary date of the grant of such stock options. The first vesting is the earlier of (i) November 1, 1996; or (ii) the death or disability of the Option Holder; or (iii) the dissolution or complete liquidation of the Company; or (iv) the occurrence of a Change in Control Event.

     Purchasers of the Common Stock offered by this Prospectus should carefully consider the information set forth under the heading "Risk Factors" below.

     The Company commenced operations in January 1993 as a division of Southern Pacific Thrift and Loan Association ("SPTL"), a wholly owned subsidiary of Imperial Credit Industries, Inc. ("ICII"), a diversified specialty finance company offering financial products in the following four sectors: non-conforming residential mortgage banking, commercial mortgage banking, business lending and consumer lending. In October 1994, ICII incorporated the Company as part of a strategic decision to form a separate subsidiary through which to operate SPTL's residential lending division. To further this strategy, in December 1994, ICII made a capital contribution of $250,000 to the Company in exchange for 100% of its outstanding capital stock., and in April 1995, ICII caused SPTL to contribute to the Company certain customer lists of SPTL's residential lending division relating to the ongoing operations of such division. In addition, in April 1995 all employees of SPTL's residential lending division became employees of the Company. SPTL retained all other assets and all liabilities related to the contributed operations including all residual interests generated in connection with securitizations effected by SPTL's residential lending division. All information set forth herein has been adjusted to reflect a 4,150 for one stock split effected in April 1996.

     This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

     The Company's principal executive offices are located at One Centerpointe Drive, Suite 500, Lake Oswego, Oregon 97035, and its telephone number is (503) 684-4700.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered before making an investment in the Company.

LIMITED HISTORY OF INDEPENDENT OPERATIONS

     The Company commenced operations in January 1993 as a division of SPTL and became an operating subsidiary of ICII in April 1995. Although the Company has been profitable for each year since inception and has experienced substantial growth in mortgage loan originations and total revenues, there can be no assurance that the Company will be profitable in the future or that these rates of growth will be sustainable or indicative of future results. Prior to June 13, 1996, the date of the Company's initial public offering, the Company benefited from the financial, administrative and other resources of SPTL and ICII.

     Since inception in January 1993, the Company's growth in originating and purchasing loans has been significant. In light of this growth, the historical financial performance of the Company may be of limited relevance in predicting future performance. Also, the loans originated and purchased by the Company and included in the Company's securitizations as of the date of this Prospectus have been outstanding for a relatively short period of time. The delinquency and loss experience of the Company's loans to date may not be indicative of future results. It is unlikely that the Company will be able to maintain delinquency and loan loss ratios at their present levels as the Company's loan portfolio becomes more seasoned.

RECENT AND PLANNED EXPANSION

     The Company's total revenues and net income have grown significantly since inception, primarily due to increased mortgage origination, purchasing and sales activities. The Company intends to continue to pursue a growth strategy for the foreseeable future, and its future operating results will depend largely upon its ability to expand its mortgage origination, purchasing and sales activities. The Company plans to continue its growth of loan originations and purchases through the expansion of its Wholesale Division, Bulk Purchase Program and Institutional Division and through the development and implementation of its recently formed Retail/Telemarketing Division. Each of these plans requires additional personnel and assets and there can be no assurance that the Company will be able to successfully expand and operate such divisions and programs profitably. There can be no assurance that the Company will anticipate and respond effectively to all of the changing demands that its expanding operations will have on the Company's management, information and operating systems, and the failure to adapt its systems could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the Company will successfully achieve its planned expansion or, if achieved, that the expansion will result in profitable operations.

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity. The Company anticipates that it will continue operating on a negative cash flow basis as long as it continues to sell loans through securitizations and it continues to retain interest-only and residual certificates in the loans sold. The Company's primary operating cash requirements include the funding or payment of: (i) loan originations and purchases; (ii) investments in interest-only and residual certificates;
(iii) fees and expenses incurred in connection with securitizations;
(iv) interest expense incurred on borrowings under its warehouse facilities;
(v) income taxes; (vi) capital expenditures; and (vii) other operating and administrative expenses. The Company funds these cash requirements primarily through warehouse financing and whole loan sales and securitizations.

     Need for Additional Equity Financing. The Company's ability to implement its business strategy will depend upon its ability to continue to effect securitizations, establish alternative long-term financing arrangements and obtain sufficient financing under warehousing facilities upon acceptable terms. There can be no assurance that such financing will be available to the Company on favorable terms, if at all. If such financing were not available or the Company's capital requirements exceeded anticipated levels, then the Company would be required to obtain additional equity financing. The Company cannot presently estimate the amount and timing of additional equity financing requirements because such requirements are tied to, among other things, the growth of the Company. If the Company were unable to raise such additional capital, its results of operations and financial condition would be adversely affected.

     Dependence on Warehouse Financing. The Company relies significantly upon its access to warehouse credit facilities in order to fund new originations and purchases. The Company expects to be able to maintain existing warehouse lines of credit (or to obtain replacement or additional financing) as current arrangements expire or become fully utilized; however, there can be no assurance that such financing will be obtainable on favorable terms, if at all. To the extent that the Company is unable to arrange new warehouse lines of credit, the Company may have to curtail loan origination and purchasing activities, which could have a material adverse effect on the Company's operations and financial condition.

     Dependence on Securitizations. Since March 1994, the Company has pooled and sold through securitizations senior interests in an increasing percentage of the loans which it originates or purchases. The Company relies significantly upon securitizations to generate cash proceeds for repayment of its warehouse lines and to create credit availability to purchase additional loans. Further, gains on sales from the Company's securitizations represent a significant portion of the Company's revenues. Several factors affect the Company's ability to complete securitizations of its loans, including conditions in the securities markets generally, conditions in the asset-backed securities market specifically, the credit quality of the Company's portfolio of loans and the Company's ability to obtain credit enhancement. If the Company were unable to profitably securitize a sufficient number of its loans in a particular financial reporting period, then the Company's revenues for such period would decline which could result in lower income or a loss for such period. In addition, unanticipated delays in closing a securitization could also increase the Company's interest rate risk by increasing the warehousing period for its loans.

     In order to gain access to the securitization market, the Company has relied on credit enhancements provided by monoline insurance carriers to guarantee senior interests in the related trusts to enable it to obtain an "AAA/Aaa" rating for such interests. Any substantial reductions in the size or availability of the securitization market for the Company's loans or the unwillingness of insurance companies to guarantee the senior interests in the Company's loan pools could have a material adverse effect on the Company's results of operations and financial condition.

     The Company endeavors to effect quarterly public securitizations of its loan pools. However, market and other considerations, including the conformity of such loan pools to the requirements of monoline insurance companies and rating agencies, affect the timing of such transactions. Any delay in the sale of a loan pool beyond a quarter-end would postpone the recognition of gain related to such loans and would likely result in lower income or a loss for such quarter being reported by the Company.

INTEREST-ONLY AND RESIDUAL CERTIFICATES

     The Company records as an investment its retained interest in its securitized loans (both interest-only and residual certificates) and derives a substantial portion of its income by recognizing gains upon sales of senior interests in loans through securitizations. Realization of these interest-only and residual certificates in cash is subject to the prepayment and loss characteristics of the underlying loans and to the timing and ultimate realization of the stream of cash flows associated therewith. The Company estimates future cash flows from these interest-only and residual certificates, and values them utilizing assumptions that it believes are consistent with those that would be utilized by an unaffiliated third party purchaser and records them as trading securities at fair value in accordance with SFAS No. 115, "Accounting for Certain Debt and Equity Securities." If actual experience differs from the assumptions used in the determination of the asset value, future cash flows and earnings could be negatively impacted and the Company could be required to write down the value of its interest-only and residual certificates. To the Company's knowledge, there is no active market for the sale of these interest-only and residual certificates. No assurance can be given that interest-only and residual certificates could be sold at their reported value, if at all.

     Credit Risk Exposure. The documents governing the Company's securitizations require the trustee of the securitization to build over-collateralization levels through retention of cash otherwise payable to the interest only and residual certificate holders ("residual interest distributions") and application thereof to reduce the principal balances of the senior interests issued by the related trust. This application causes the aggregate principal amount of the loans in the related pool to exceed the aggregate principal balance of the outstanding senior interests. Such excess amounts serve as credit enhancement for the related senior interests and are available to fund losses realized on loans held by such trust. The Company continues to be subject to the risks of default and foreclosure following the sale of loans through securitizations to the extent residual interest distributions are reduced by losses. If losses exceed the current period residual interest distributions, an insurance policy will fund the losses and the insurer will be reimbursed from future residual interest distributions. Such over-collateralization levels are pre-determined by the entity issuing the guarantee on the related senior interests and are a condition to obtaining an "AAA/Aaa" rating thereon. In addition, such retention diverts cash which would otherwise flow to the Company.

ECONOMIC CONDITIONS

     General. The Company's business may be adversely affected by periods of economic slowdown or recession which may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. Further, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Because of the Company's focus on borrowers who are unable or unwilling to obtain mortgage financing from conventional mortgage sources, whether for reasons of credit impairment, income qualification or credit history or a desire to receive funding on an expedited basis ("Non-conventional Borrowers"), the actual rates of delinquencies, foreclosures and losses on such loans could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general. Any sustained period of such increased delinquencies, foreclosures or losses could adversely affect the pricing of the Company's loan sales whether through whole loan sales or securitizations.

     Changes in Interest Rates. Profitability may be directly affected by the level of and fluctuations in interest rates which affect the Company's ability to earn a spread between interest received on its loans held for sale and rates paid on warehouse lines. The Company's profitability may be adversely affected during any period of unexpected or rapid change in interest rates. A substantial and sustained increase in interest rates could adversely affect the Company's ability to originate and purchase loans. A significant decline in interest rates could increase the level of loan prepayments and require the Company to write down the value of its interest-only and residual certificates, thereby adversely impacting earnings.

     Substantially all variable-rate mortgage loans originated or purchased by the Company include a "teaser" rate, i.e., an initial interest rate significantly below the fully indexed interest rate at origination. Although these loans are underwritten at the fully indexed rate at origination, borrowers may encounter financial difficulties as a result of increases in the interest rate over the life of the loan.

     The Company has historically originated variable-rate mortgage loans which do not carry the inherent interest rate risk of fixed-rate loans. As the Company's production of fixed-rate mortgage loans has increased, the Company has begun to implement various hedging strategies to mitigate the change in market value of fixed rate mortgage loans held for sale between the date of origination and sale. Commencing in August 1995, these strategies have included selling short and selling forward United States Treasury securities and prefunding loan originations in its securitizations. The Company currently hedges its fixed-rate mortgage loans held for sale by selling forward a combination of United States Treasury securities of various maturities whose combined change in value due to a change in interest rates closely approximates the change in value of the mortgage loans hedged. In the future the Company may hedge its variable-rate mortgage loans and interest-only and residual certificates with hedging transactions which may include forward sales of mortgage loans or mortgage-backed securities, interest rate caps and floors and buying and selling of futures and options on futures. The nature and quantity of hedging transactions are determined by the Company's management based on various factors, including market conditions and the expected volume of mortgage loan originations and purchases. No assurance can be given that such hedging transactions will offset the risks of changes in interest rates, and it is possible that there will be periods during which the Company could incur losses after accounting for its hedging activities.

RISKS RELATED TO LOWER CREDIT GRADE BORROWERS

     Loans made to Non-conventional Borrowers may entail a higher risk of delinquency and higher losses than loans made to borrowers who utilize conventional mortgage sources. While the Company believes that the underwriting criteria it employs enable it to mitigate the higher risks inherent in loans made to Non-conventional Borrowers, no assurance can be given that such criteria or methods will afford adequate protection against such risks. In the event that pools of loans sold by the Company in which the Company retains interest-only and residual certificates experience higher losses than anticipated, the Company's results of operations or financial condition could be adversely affected.

     The Company currently offers multiple mortgage loan products to Non-conventional Borrowers which it classifies as A through D credit levels. The Company intends to increase its focus on lower credit levels such as C and D credit loans. The Company requires a higher interest rate and a lower loan-to-value ratio on C and D loans than it requires for higher grade non-conforming mortgage loans. The Company believes that higher interest rates and lower loan-to-value ratios required for lower credit grade borrowers should offset the risks inherent in lower credit grade lendings. There can be no assurance that the Company will not experience loan losses in connection with such lending activities which could have a material adverse effect on the Company's results of operations or financial condition.

RISKS OF CONTRACTED SERVICING

     The Company currently contracts for the servicing of all loans it originates, purchases and holds for sale with Advanta Mortgage Corp. USA ("Advanta"). This arrangement allows the Company to increase the volume of loans it originates and purchases without incurring the overhead investment in servicing operations. As with any external service provider, the Company is subject to risks associated with inadequate or untimely services. The Company regularly reviews the delinquencies of its servicing portfolio. Many of the Company's borrowers require notices and reminders to keep their loans current and to prevent delinquencies and foreclosures. A substantial increase in the Company's delinquency rate or foreclosure rate could adversely affect its ability to profitably access the capital markets for its financing needs, including future securitizations. Although the Company periodically reviews the costs associated with establishing servicing operations to service the loans it originates and purchases, it has no plans to establish and perform servicing operations at this time.

     The Company's servicing agreement with Advanta provides that if the Company desires to terminate the agreement without cause (as defined in the agreement) upon 90 days' written notice, the Company will be required to pay Advanta an amount equal to 1% of the aggregate principal balance of the mortgage loans being serviced by Advanta at such time. Further, the agreement provides that the Company shall pay Advanta a transfer fee of $100 per loan for any mortgage loan which the Company transfers from Advanta to another servicer, without terminating the agreement. Depending upon the size of the Company's loan portfolio serviced by Advanta at any point in time, the termination penalty that the Company would be obligated to pay Advanta may be substantial.

     The Company has transferred its servicing rights and obligations to ICII for loans it securitized in 1994 and 1995. The Company has transferred its servicing rights and obligations directly to Advanta for loans securitized in 1996. The Company currently plans to have Advanta service its future securitized loans. Effective May l, 1996, ICII transferred the servicing for all of the Company's loans it serviced to Advanta or subcontracted with Advanta to perform such servicing functions.

DEPENDENCE ON A LIMITED NUMBER OF KEY PERSONNEL

     The Company's growth and development to date have been largely dependent upon the services of Robert W. Howard and Bernard A. Guy, President and Executive Vice President of the Company, respectively. The Company does not have and does not presently intend to acquire key-man life insurance on any of its key personnel. The loss of Messrs. Howard's or Guy's services for any reason could have a material adverse effect on the Company. The Company has entered into five-year employment agreements effective January 1, 1996 with Messrs. Howard and Guy.

CONTROL BY EXISTING SHAREHOLDER; POTENTIAL CONFLICTS OF INTEREST; LIMITATIONS IMPOSED

     As of the date of this Prospectus ICII beneficially owns over 50% of the outstanding Common Stock of the Company. ICII is able to control the election of at least a majority of the members of the Company's Board of Directors and to determine all corporate actions. The Company's Board of Directors will independently approve ordinary corporate transactions, including, but not limited to, financing arrangements between the Company and non-ICII entities, without the prior approval of ICII. Under the Company's bylaws, as long as ICII directly owns at least 25% of the Company's outstanding voting stock, the Audit Committee of the Company's Board of Directors (consisting of directors independent of both management and ICII) must independently approve all transactions between the Company and ICII.

     On November 20, 1995, ICII sold certain assets to Imperial Credit Mortgage Holdings, Inc. ("IMH"), a real estate investment trust. In connection therewith, ICII executed a non-compete agreement (the "Non-Compete Agreement") and a right of first refusal agreement (the "Right of First Refusal Agreement"), each having a term of two years. Pursuant to the Non-Compete Agreement, except as set forth below, ICII and any entity of which ICII owns more than twenty-five percent (25%) of the voting securities (a "25% Entity'') may not (i) compete with the warehouse lending operations of IMH (whereby IMH provides short-term lines of credit to approved mortgage banks to finance mortgage loans during the time from the closing of the loans to their sale or other settlement with pre-approved investors), (ii) establish a network of third party correspondent loan originators and (iii) establish another end-investor in non-conforming mortgage loans. The Non-Compete Agreement provides explicitly, however, that the Company "may continue its business which is primarily to act as a wholesale originator and bulk purchaser of non-conforming mortgage loans." Pursuant to the Right of First Refusal Agreement, ICII granted ICI Funding Corporation, a subsidiary of IMH ("ICIFC"), a right of first refusal to purchase all non-conforming mortgage loans that ICII or any 25% Entity desires to sell. Under this Agreement, the Company must give ICIFC 24 hours' prior written notice of the terms of any proposed sales of non-conforming mortgage loans.

     In January 1994, ICII, the Company's parent, issued $90 million principal amount of Senior Notes due 2004 (the "Notes"). The Indenture for the Notes contains financial and operating covenants of ICII whereby ICII agrees to take or refrain from taking, and to cause its subsidiaries, including the Company, to take or refrain from taking, certain actions regarding the financial operations of ICII and its subsidiaries. The Indenture provides that ICII will not and will not permit its subsidiaries to create, incur, assume, guarantee or otherwise become liable with respect to any indebtedness in an aggregate consolidated principal amount outstanding at any one time in excess of $5 million, unless (i) such indebtedness is under a mortgage loan repurchase agreement or repurchase facility with an original maturity not to exceed 180 days, (ii) such indebtedness is under any warehouse line of credit or similar facility secured primarily by mortgage loans held for sale or (iii) no default shall have occurred and be continuing under the Indenture and (A) such indebtedness is not subordinated in right of payment to the Notes and does not require any principal payment, redemption payment or sinking fund payment thereon, in whole or in part, to be made on or prior to the stated maturity date of the Notes and (B) immediately after giving effect thereto, the aggregate principal amount of ICII's adjusted consolidated indebtedness (as defined in the Indenture) would not exceed 200% of ICII's adjusted net worth (as defined in the Indenture) as of the last day of the immediately preceding fiscal quarter. The Indenture does not permit either ICII's or the Company's Board of Directors to waive such covenants. While the Company is not a party to the Indenture, the Company has agreed not to take any action which would cause a violation of the terms of the Indenture. Therefore, as long as the Notes remain outstanding, the Company may be adversely affected by limitations on its ability to incur indebtedness. These limitations could (i) cause the Company to operate in a manner which generated cash but was less profitable than it otherwise could be, (ii) curtail its growth plans or (iii) otherwise adversely affect its operations.

RISKS RELATED TO REPRESENTATIONS AND WARRANTIES IN LOAN SALES AND
SECURITIZATIONS

     In connection with its securitizations, the Company transfers loans originated or purchased by the Company to a trust in exchange for cash and interest-only and residual certificates issued by the trust. The trustee will have recourse to the Company with respect to the breach of a standard representation or warranty made by the Company at the time such loans are transferred. While the Company generally has recourse to the sellers of mortgage loans for any such breaches, there can be no assurance of the sellers' abilities to honor their respective obligations. Also, the Company engages in bulk whole loan sales pursuant to agreements that generally provide for recourse by the purchaser against the Company in the event of a breach of a representation or warranty made by the Company, any fraud or misrepresentation during the mortgage loan origination process or upon early default on such mortgage loans. The Company generally limits the potential remedies of such purchasers to the potential remedies the Company receives from the persons from whom the Company purchased such mortgage loans. However, in some cases, the remedies available to a purchaser of mortgage loans from the Company may be broader than those available to the Company against the sellers of such loans, and should a purchaser enforce its remedies against the Company, the Company may not always be able to enforce whatever remedies the Company may have against such sellers.

     In the ordinary course of its business, the Company is subject to claims made against it by borrowers and trustees in the Company's securitizations arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees, officers and agents of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. The Company believes that liability with respect to any currently asserted claims or legal actions is not likely to be material to the Company's results of operations or financial condition; however, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's results of operations and financial condition.

COMPETITION

     As a marketer of mortgage loans, the Company faces intense competition, primarily from mortgage banking companies, commercial banks, credit unions, thrift institutions and finance companies. Many of these competitors are substantially larger and have more capital and other resources than the Company. Competition can take many forms, including convenience in obtaining a loan, customer service, marketing distribution channels and loan pricing. Furthermore, the current level of gains realized by the Company and its competitors on the sale of the type of loans they originate and purchase is attracting and may continue to attract additional competitors into this market with the possible effect of lowering gains that may be realized on the Company's loan sales. Competition may be affected by fluctuations in interest rates and general economic conditions. During periods of rising rates, competitors which have locked in low borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit the Company's customers to refinance their loans.

DEPENDENCE ON WHOLESALE BROKERS

     The Company depends largely on independent mortgage brokers, financial institutions and mortgage bankers for its originations and purchases of mortgage loans. The Company's competitors also seek to establish relationships with such independent mortgage brokers, financial institutions and mortgage bankers, none of whom is contractually obligated to continue to do business with the Company. In addition, the Company expects the volume of wholesale loans that it originates and purchases to increase. The Company's future results may become more exposed to fluctuations in the volume and cost of its wholesale loans resulting from competition from other originators and purchasers of such loans, market conditions and other factors.

ENVIRONMENTAL LIABILITIES

     In the course of its business, the Company may acquire real property securing loans that are in default. There is a risk that hazardous substances or waste, contaminants, pollutants or sources thereof could be discovered on such properties after acquisition by the Company. In such event, the Company might be required to remove such substances from the affected properties at its sole cost and expense. There can be no assurances that the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by such properties or that the Company would have adequate remedies against the prior owners or other responsible parties, or that the Company would not find it difficult or impossible to sell the affected real properties either prior to or following any such removal.

LEGISLATIVE OR REGULATORY RISKS

     Members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for loans of the kind offered by the Company.

     The Company's domestic business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on a substantial portion of its operations. The Company's consumer lending activities are subject to the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act and Regulation B, as amended ("ECOA"), the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act ("RESPA") and Regulation X, the Fair Housing Act, the Home Mortgage Disclosure Act and the Federal Debt Collection Practices Act, as well as other federal and state statutes and regulations affecting the Company's activities. The Company is also subject to the rules and regulations of and examinations by the Department of Housing and Urban Development ("HUD") and state regulatory authorities with respect to originating, processing, underwriting, selling, securitizing and servicing loans. These rules and regulations, among other things, impose licensing obligations on the Company, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

     Although the Company believes that it has systems and procedures to facilitate compliance with these requirements and believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future that could make compliance more difficult or expensive.

POSSIBLE VOLATILITY OF STOCK PRICE; EFFECT OF FUTURE OFFERINGS ON MARKET PRICE OF COMMON STOCK

     The market price of the Common Stock may experience fluctuations that are unrelated to the Company's operating performance. In particular, the price of the Common Stock may be affected by general market price movements as well as developments specifically related to the consumer finance industry such as, among other things, interest rate movements. In addition, the Company's operating income on a quarterly basis is significantly dependent upon the successful completion of the Company's loan sales and securitizations in the market, and the Company's inability to complete these transactions in a particular quarter may have a material adverse impact on the Company's results of operations for that quarter and could, therefore, negatively impact the price of the Common Stock.

     The Company may increase its capital by making additional private or public offerings of its Common Stock, securities convertible into its Common Stock, preferred stock or debt securities. The actual or perceived effect of such offerings, the timing of which cannot be predicted, may be the dilution of the book value or earnings per share of the Common Stock outstanding, which may result in the reduction of the market price of the Common Stock.

                                USE OF PROCEEDS

     All of the shares of Common Stock offered hereby are being sold by the Option Holders. The Company will not receive any proceeds from the sale of Common Stock underlying the Stock Options by the Option Holders. Pursuant to their current terms, the Stock Options held by an Option Holder vest at the rate of 20% per annum on the anniversary date of the grant of such Stock Options. The first vesting is the earlier of (i) November 1, 1996; or (ii) the death or disability of the Option Holder; or (iii) the dissolution or complete liquidation of the Company; or (iv) the occurrence of a Change in Control Event.

                              SELLING SHAREHOLDERS

     The Option Holders are affiliates of the Company (officers and members of the Company's Board of Directors). The following table sets forth certain information regarding the ownership of the Company's Common Stock by the Option Holders as of June 30, 1996, after giving full effect to the exercise of the Stock Options. Pursuant to their present terms, the Stock Options held by an Option Holder vest at the rate of 20% per annum on the anniversary date of the grant of such stock options. The first vesting is the earlier of (i) November 1, 1996; or (ii) the death or disability of the Option Holder; or (iii) the dissolution or complete liquidation of the Company; or (iv) the occurrence of a Change in Control Event.

                                        Amount of Common                                 Amount of common
                                       Stock beneficially                               Stock beneficially
                                              owned                                            owned
                                         before offering                                   after offering

                                   Number of         Percentage                     Number of        Percentage
                                   Shares of             of          Shares         Shares of            of
 Name of Beneficial Holder           Common         Outstanding      to be            Common         Outstanding
  and Selling Shareholder            Stock             Shares       Sold(1)           Stock            Shares
- ----------------------------   ------------------   ------------   ----------   ------------------   -----------
Robert W. Howard                     663,400            4.6%        647,400           16,000              *
Bernard A. Guy                       666,400            4.6%        647,400           19,000              *
- ------------------

* Less than one percent (1%)

(1) Represents shares issuable upon exercise of the Stock Options.


                              PLAN OF DISTRIBUTION

     The shares of Common Stock being offered by this Prospectus will be sold in standard dealers' transactions. The dealers who will be effecting such sales have not yet been identified, nor have the time, date or place of such sales been determined. The commissions and/or compensation to be payable to said dealers will be the standard competitive broker's commissions prevalent in the community where such dealers conduct their respective business. There is currently no plan of distribution, agreement, arrangement or understanding with any broker or dealer that has been entered into except for the standard provisions and documentation involved in opening up a retail brokerage customer account. The Company expects that the shares of Common Stock when sold, will be sold for cash at the then-prevailing market price less the standard broker's commission. It is expected that the shares of Common Stock will be sold on the New York Stock Exchange either pursuant to this Prospectus or pursuant to Rule 144 under the Securities Act. No underwriter is currently expected to be involved in the sale of the shares of Common Stock.

                           INCORPORATION BY REFERENCE

     The documents listed in Paragraphs (a) through (c) below are hereby incorporated by reference in this Prospectus. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus.

     (a) The Company's latest prospectus filed pursuant to Rule 424(b) of the Securities Act.

     (b) All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the above-referenced prospectus.

     (c) The section of the Company's Registration Statement on Form S-1, filed with the Commission on May 5, 1996, entitled "Description of Capital Stock", as amended by Amendment Nos. 1 and 2, filed with the Commission on May 20, 1996 and June 7, 1996, respectively.

                               TABLE OF CONTENTS

                                                                   Page
                                                                   ----
AVAILABLE INFORMATION                                                 2

PROSPECTUS SUMMARY                                                    3

RISK FACTORS                                                          3

USE OF PROCEEDS                                                      12

SELLING SHAREHOLDERS                                                 12

PLAN OF DISTRIBUTION                                                 12

INCORPORATION BY REFERENCE                                           13


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


     Item 3. Incorporation of Documents by Reference.

     The documents listed in paragraphs (a) through (c) below are hereby incorporated by reference in this Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereto from the date of filing of such documents.

          (a) The Registrant's latest prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended.

          (b) All other reports filed by Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the above-referenced prospectus.

          (c) The section of the Registrant's Registration Statement on Form S-1, filed with the Commission on May 5, 1996, entitled "Description of Securities", as amended by Amendment Nos. 1 and 2, filed with the Commission on May 20, 1996 and June 7, 1996, respectively.

     Item 4. Description of Securities.

          Not applicable.

     Item 5. Interests of Named Experts and Counsel.

          Not applicable.

     Item 6. Indemnification of Directors and Officers.

     Under Section 317 of the California General Corporation Law (the "CGCL"), the Registrant is in certain circumstances permitted to indemnify its directors and officers against certain expenses (including attorneys' fees), judgements, fines, settlements and other amounts actually and reasonably incurred in connection with threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings (other than an action by or in the right of the Registrant), in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that they were or are directors or officers of the Registrant, if such persons acted in good faith and in a manner they reasonably believed to be in the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In addition, the Registrant is in certain circumstances permitted to indemnify its directors and officers against certain expenses incurred in connection with the defense or settlement of a threatened, pending or completed action by or in the right of the Registrant, and against amounts paid in settlement of any such action, if such persons acted in good faith and in a manner they believed to be in the best interests of the Registrant and its shareholders provided that the specified court approval is obtained.

     As permitted by Section 317 of the CGCL, the Articles of Incorporation and By-Laws of the Registrant provide that the Registrant is authorized to provide indemnification for its directors and officers for breach of their duty to the Registrant and its shareholders through bylaw provisions or through agreements with the directors and officers, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL. The Registrant's By-laws provide for indemnification of its directors and officers to the maximum extent permitted by Section 317 of the CGCL. In addition, agreements entered into by the Registrant with its directors and its executive officers require the Registrant to indemnify such persons against expenses, judgments, fines settlements and other amounts reasonably incurred in connection with any proceeding to which any such person may be made a party by reason of the fact that such person was an agent of the Registrant (including judgments, fines and settlements in or of a derivative action, unless indemnification is otherwise prohibited by law), provided such person acted in good faith and in a manner he reasonably believed to be in the best interests of the Registrant and, in the case of a criminal proceeding, had no reason to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     The Articles of Incorporation of the Registrant provide that the personal liability of the directors of the Registrant for monetary damages shall be eliminated to the fullest extent permissible under California law. Under
Section 204(a)(10) of the CGCL, the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of the director's duty to the corporation may be eliminated, except for the liability of a director resulting from (i) acts or omissions involving intentional misconduct or the absence of good faith, (ii) any transaction from which a director derived an improper personal benefit, (iii) acts or omissions showing a reckless disregard for the director's duty, (iv) acts or omissions constituting an unexcused pattern of inattention to the director's duty or (v) the making of an illegal distribution to shareholders or an illegal loan or guaranty.

     Item 7. Exemption From Registration Claimed.

          Not applicable.

     Item 8. Exhibits.

     Exhibit
     Numbers
     -------

     4.1 Form of Employment Agreement effective as of January 1, 1996 by and between Registrant and Robert W. Howard incorporated by reference (and filed as Exhibit 10.15) to the Registrant's Registration Statement on Form S-1 (File No. 333-3270) and Amendment Nos. 1 and 2 filed with the Securities and Exchange Commission on May 5, 1996 and June 7, 1996, respectively).

     4.2 Form of Employment Agreement effective as of January 1, 1996 by and between Registrant and Bernard A. Guy incorporated by reference (and filed as Exhibit 10.16) to the Registrant's Registration Statement on Form S-1 (File No.33 333-3270) and Amendment Nos. 1 and 2 filed with the Securities and Exchange Commission on May 5, 1996 and June 7, 1996, respectively).

     4.4 Form of Senior Management Stock Option Agreement effective as of November 1, 1995 by and between Registrant and Robert W. Howard.

     4.5 Form of Senior Management Stock Option Agreement effective as of November 1, 1995 by and between Registrant and Bernard A. Guy.

     5    Opinion of Freshman, Marantz, Orlanski, Cooper & Klein.

     23.1  Consent of Freshman, Marantz, Orlanski, Cooper & Klein (included in
           Exhibit 5).

     23.2  Consent of KPMG Peat Marwick LLP.

     24.1 Power of Attorney (included on signature page of Registration Statement).

     Item 9. Undertakings.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                       ---------

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                                               ---------

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in
Item 6 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, "hereunto duly authorized, in the City of Lake Oswego, State of Oregon, on this 30th day of August, 1996.


                                         SOUTHERN PACIFIC FUNDING
                                         CORPORATION


                                         By:  /s/ Robert W. Howard
                                            ------------------------------------
                                            ROBERT W. HOWARD
                                            President

                               POWER OF ATTORNEY
                               -----------------

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert W. Howard, Bernard A. Guy and Gary
A. Palmer, and each of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including posteffective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or his, her or their substitutes, may lawfully do or cause to done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                        Title                            Date
- ---------                        -----                            ----
/s/ H. Wayne Snavely
- ---------------------------      Chairman of the Board            August 30, 1996
H. WAYNE SNAVELY

/s/ Robert W. Howard
- ---------------------------      President and Director           August 30, 1996
ROBERT W. HOWARD                 (Principal Executive Officer)


- ---------------------------      Executive Vice President and     August __, 1996
BERNARD A. GUY                   Director

/s/ Gary A. Palmer
- ---------------------------      Chief Financial Officer          August 30, 1996
GARY A. PALMER                   (Principal Financial and
                                 Accounting Officer)

/s/ Stephen J. Shugerman
- ----------------------------     Director                         August 30, 1996
STEPHEN J. SHUGERMAN

/s/ John D. Dewey
- ----------------------------     Director                         August 30, 1996
JOHN D. DEWEY

/s/ A. Van Ruiter
- -----------------------------    Director                         August 30, 1996
A. VAN RUITER

/s/ Frank P. Willey
- -----------------------------    Director                         August 30, 1996
FRANK P. WILLEY

                                 EXHIBIT INDEX
                                 -------------

Exhibit
Numbers    Description                                                    Page
- -------    -----------                                                    ----

 4.1        Form of Employment Agreement effective as of January 1,
            1996 by and between Registrant and Robert W. Howard incorporated by reference (and filed as Exhibit
            10.15) to the Registrant's Registration Statement on
            Form S-1 (File No. 333-3270) and Amendment Nos. 1 and
            2 filed with the Securities and Exchange Commission on May 5, 1996 and June 7, 1996, respectively).

 4.2        Form of Employment Agreement effective as of January 1,
            1996 by and between Registrant and Bernard A. Guy incorporated by reference (and filed as Exhibit 10.16)
            to the Registrant's Registration Statement on Form S-1
            (File No.33 333-3270) and Amendment Nos. 1 and 2 filed with the Securities and Exchange Commission on May 5, 1996 and June 7, 1996, respectively).

 4.3 Form of Senior Management Stock Option Agreement effective as of November 1, 1995 by and between Registrant and Robert W. Howard.

 4.4 Form of Senior Management Stock Option Agreement effective as of November 1, 1995 by and between Registrant and Bernard A. Guy.

 5          Opinion of Freshman, Marantz, Orlanski, Cooper & Klein.

23.1        Consent of Freshman, Marantz, Orlanski, Cooper & Klein
            (included in Exhibit 5).

23.2        Consent of KPMG Peat Marwick LLP.

24.1 Power of Attorney (included on signature page of Registration Statement).